Reg.  No.  __________

FORM  S-8

REGISTRATION  STATEMENT  UNDER  THE  SECURITIES  ACT  OF  1933





Alltrista Corporation
------------------------------------------------------
(Exact name of Registrant as specified in its charter)

Indiana. . . . . . . . . . . . . . . . . . . . . . . .           35-1828377
------------------------------------------------------  -------------------
(State or other jurisdiction of. . . . . . . . . . . .     (I.R.S. Employer
incorporation or organization) . . . . . . . . . . . .  Identification No.)

5875 Castle Creek Parkway, N. Dr., Suite 440,
Indianapolis, Indiana. . . . . . . . . . . . . . . . .           46250-4330
------------------------------------------------------  -------------------
(Address of Principal Executive Offices) . . . . . . .           (Zip Code)


Alltrista Corporation 1998 Long-Term
Equity Incentive Plan
------------------------------------------------------
(Full title of the plan)


Mr. Kevin D. Bower
5875 Castle Creek Parkway, N. Dr., Suite 440
Indianapolis, Indiana 46250-4330
------------------------------------------------------
 (Name and address of agent for service)

Copies to
Mr. Joseph DeGroff
ICE MILLER DONADIO & RYAN
One American Square, Box 82001
Indianapolis, Indiana 46282
(317) 577-5040
------------------------------------------------------
(Telephone number of agent for service)



CALCULATION  OF  REGISTRATION  FEE

                                                        Proposed
                                    Proposed            maximum               Amount of
Title of securities.  Amount to be  maximum offering    aggregate offering    registration
to be registered(1).  registered    price per unit(2)   price(2)              fee

Common Stock . . . .       300,000  $          23.0625  $       6,918,750.00  $    2,096.59
--------------------  ------------  ------------------  --------------------  -------------


(1)In  addition,  pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the
"Act")  this  Registration Statement also covers an indeterminate amount of interests to be offered  or  sold  pursuant  to  the  employee benefit plan described herein.  Furthermore, pursuant  to  Rule  416(b) of the Act, there are being registered such additional shares as may  be  issuable  as  a result of stock splits and stock dividends on, and similar capital changes  to,  the  registered  securities.

(2)The  registration fee has been calculated pursuant to Rule 457(c) and (h) based upon the average  of  the  high and low prices for the shares of Common Stock as reported on the New
York  Stock  Exchange  on  November  5,  1998.

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

The following information heretofore filed with the Securities Exchange Commission ("Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is incorporated herein by reference:

(a) The latest Annual Report on Form 10-K of Alltrista Corporation (the "Registrant"), File No. 0-21052.

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, dated December 3, 1997, File No. 0-21052.

All documents filed by the Registrant or the Alltrista Corporation 1998 Long Term Equity Incentive Plan ("Plan") pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold or deregistering all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of those documents.

ITEM  4.  DESCRIPTION  OF  SECURITIES.

Not  applicable.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Not  applicable.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

The Indiana Business Corporation Law ("IBCL"), the provisions of which govern the Registrant, empowers an Indiana corporation to indemnify present and former directors, officers, employees, or agents or any person who may have served at the request of the corporation as a director, officer, employee, or agent of another corporation ("Eligible Persons") against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, or
(b) if the challenged action was taken other than in the individual's official capacity as an officer, director, employee or agent, the individual's conduct was at least not opposed to the corporation's best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful. The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its Articles of Incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation's articles of incorporation otherwise provide, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification for reasonable expenses or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct.

Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board or such a committee, or by the shareholders of the corporation.

In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the articles of incorporation or bylaws, resolution of the board of directors or shareholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him in any capacity as such, or arising out of his status as such, whether or not the corporation would have had the power to indemnify him against such liability.

Reference is made to Article 10 of the Articles of Incorporation of the Registrant concerning indemnification of directors, officers, employees and agents. Such Article indemnifies the directors, officers, employees and agents to the fullest extent permitted by the IBCL.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

Not  applicable.

ITEM  8.  EXHIBITS.

See  Index  to  Exhibits,  page  8.

ITEM  9.  UNDERTAKINGS.

The  undersigned  Registrant  hereby  undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Indianapolis, State of Indiana, on October 15, 1998.

                              ALLTRISTA  CORPORATION



                              By:  /s/  Kevin  D.  Bower
                                   Kevin  D.  Bower,  Senior  Vice President and
                                                      Chief  Financial  Officer


POWER  OF  ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints Thomas B. Clark and Kevin D. Bower, and each or any of them (with full power to act alone), his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto those attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that those attorneys-in-fact and agents, or their substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 15, 1998 by the following persons in the capacities indicated:




Signature . . . . . . . .  Capacity
                           With Registrant


/s/ Thomas B. Clark . . .  President, Chief Executive Officer and Director
Thomas B. Clark . . . . .  (Principal Executive Officer)


/s/ Kevin D. Bower. . . .  Senior Vice President, Chief Financial Officer
Kevin D. Bower. . . . . .  (Principal Financial and Accounting Officer)


/s/  William L. Peterson.  Chairman of the Board of Directors
William L. Peterson


/s/ William A. Foley. . .  Director
William A. Foley


/s/ Richard L. Molen. . .  Director
Richard L. Molen


/s/ Lynda Watkins Popwell  Director
Lynda Watkins Popwell


/s/  Patrick W. Rooney. .  Director
Patrick W. Rooney


/s/  David L. Swift . . .  Director
David L. Swift
-------------------------



Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Indianapolis, State of Indiana, on October 15, 1998.


                           ALLTRISTA  CORPORATION
                           1998  LONG  TERM  EQUITY  INCENTIVE  PLAN


                           By:  /s/  Kevin  D.  Bower
                                  Kevin  D.  Bower, Senior  Vice  President
                                                    and Chief  Financial Officer

ALLTRISTA  CORPORATION
REGISTRATION  STATEMENT
ON
FORM  S-8



INDEX  TO  EXHIBITS


EXHIBIT NUMBER
ASSIGNED IN
REGULATION S-K.  EXHIBIT
ITEM 601. . . .  NUMBER   DESCRIPTION OF EXHIBIT
---------------  -------  ---------------------------------------------------
(4) . . . . . .     4.01  DESCRIPTION OF THE REGISTRANT'S COMMON STOCK
                          (INCORPORATED BY REFERENCE TO THE REGISTRANT'S
                          REGISTRATION STATEMENT ON FORM 8-A, DATED DECEMBER
                          3, 1997, FILE NO. 0-21052).
                    4.02  ALLTRISTA CORPORATION 1998 LONG TERM EQUITY
                          INCENTIVE PLAN (INCORPORATED BY REFERENCE TO
                          APPENDIX A TO THE REGISTRANT'S PROXY STATEMENT
                          DATED APRIL 8, 1998, FILED WITH THE COMMISSION ON
                          APRIL 6, 1998
(5) . . . . . .     5.01  OPINION OF ICE MILLER DONADIO & RYAN

(15)                      NOT APPLICABLE

(23). . . . . .    23.01  CONSENT OF PRICE WATERHOUSE, LLP, INDEPENDENT
                          PUBLIC ACCOUNTANTS
                   23.02  CONSENT OF ICE MILLER DONADIO & RYAN (PROVIDED IN
                          EXHIBIT 5.01)
(24)                      POWER OF ATTORNEY (SEE SIGNATURE PAGE)

(28)                      NOT APPLICABLE
---------------           ---------------------------------------------------